EXHIBIT 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Network-1 Technologies, Inc, on Form S-8 File No’s. 333-192811 and 333-269142 of our report dated March 8, 2024, with respect to our audit of the consolidated financial statements of Network-1 Technologies, Inc. as of December 31, 2023 and for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Network-1 Technologies, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Morristown, NJ

February 28, 2025